Exhibit 10.1

Execution version

INVESTOR EXCHANGE AND SUPPORT AGREEMENT

This INVESTOR EXCHANGE AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of November     , 2022, by and among Zapp Electric Vehicles Group Limited, an exempted company incorporated with limited liability in the Cayman Islands (“PubCo”), Zapp Electric Vehicles Limited, a private company limited by shares registered in England and Wales with registered number 10870546, and having its registered office at 5 Technology Park, Colindeep Lane, England, London NW9 6BX (the “Company”) and the Persons listed on Schedule 1 to this Agreement (each, a “Shareholder” and the Shareholders together with PubCo and the Company, the “Parties”).

WHEREAS, each Shareholder is, as of the date of this Agreement, the sole legal and beneficial owner of: (i) such number of fully-paid ordinary shares of GBP 0.00001 each in the Company (“Company Shares”); and (ii) such number of warrants in the Company (“Company Warrants”), set forth opposite such Shareholder’s name on Schedule 1 under the heading “Company Shares” and “Company Warrants” respectively.

WHEREAS, PubCo, the Company, CIIG Capital Partners II, Inc., a Delaware corporation (“SPAC”) and Zapp Electric Vehicles, Inc. are entering into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of November     , 2022, providing for, inter alia, each Shareholder’s transfer of its respective Company Shares and Company Warrants to PubCo in exchange for newly issued ordinary shares, with $0.0001 par value per share, of PubCo (“PubCo Shares”) and warrants in PubCo (“PubCo Exchange Warrants”) (as applicable) on the terms and subject to the conditions of this Agreement;

NOW THEREFORE, intending to be legally bound, as a condition and inducement to the entry into and performance of the Merger Agreement, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the Parties hereby agree as follows:

1. DEFINITIONS; INTERPRETATION

Unless otherwise expressly indicated, capitalized terms used but not defined in this Agreement have the meanings ascribed to such terms in the Merger Agreement, and this Agreement shall be interpreted and applied in accordance with the rules of construction applicable to the Merger Agreement, mutatis mutandis.

2. SHARE AND WARRANT EXCHANGE

2.1 Acquisition. On the Closing Date (and immediately prior to the Effective Time), and upon the terms and conditions of this Agreement and the Merger Agreement, the Shareholders shall sell and transfer to PubCo, and PubCo shall purchase from the Shareholders, all of the legal and beneficial title to the Company Shares and Company Warrants set out in Schedule 1 with full title guarantee, free from all Liens and together with all rights attaching to the Company Shares and Company Warrants, respectively, at the Closing (which, for the avoidance of doubt, shall be immediately prior to the Effective Time of the Merger).

2.2 Initial Consideration. Subject to Section 2.4, the aggregate consideration to be paid to each Shareholder in respect of the transfer of its Company Shares and Company Warrants to PubCo at the Closing shall be the due issuance and allotment to such Shareholder of that number of PubCo Shares and PubCo Exchange Warrants, credited as fully paid, set out opposite such Shareholder’s name on Schedule 1 under the heading “PubCo Shares” and “PubCo Exchange Warrants” respectively.

2.3 Exchange Deliveries. At the Closing, each Shareholder shall deliver or procure the delivery to PubCo of:

(a) a duly executed stock transfer form in the form attached hereto as Exhibit A in respect of its Company Shares to effect the transfer of its Company Shares to PubCo (a “STF”); and

(b) any and all share certificates representing its Company Shares;

and the Company shall deliver to PubCo a copy of the executed resolution of the Company board of directors approving (x) the form of the STF and the transfer of the Company Shares to PubCo, (y) PubCo’s entry in the register of members as the sole holder of all such Shareholder’s Company Shares (subject to the completion of any applicable UK stamp duty formalities), and (z) the necessary filings and notifications in connection with the aforementioned matters. In the event that a Shareholder does not deliver share certificates in respect of its Company Shares to PubCo in accordance with this Section 2.3, if and to the extent a share certificate has previously been issued by the Company, such Shareholder severally agrees to indemnify PubCo (to the extent permitted by law) and the Company from and against all claims, actions, proceedings and demands which may be brought against PubCo and the Company and all losses, liabilities, charges, costs, damages and expenses which PubCo or the Company may suffer or reasonably incur, in each case as a result of allowing the registration of the transfer of all or any part of such Shareholder’s Company Shares without the production of the original share certificates.

2.4 Earnout.

(a) A Shareholder’s right to receive Earnout Shares pursuant to this Section 2.4, if any, is subject to the closing price of PubCo Shares equaling or exceeding, for any 20 trading days during a 30 consecutive trading day period, (i) $12.00 per share (the “First Earnout Condition”), (ii) $14.00 per share (the “Second Earnout Condition”) or (iii) $16.00 per share (the “Third Earnout Condition”; and each of the First, Second and Third Earnout Conditions an “Earnout Condition”), as applicable, in each case as equitably adjusted for share splits, share dividends, reorganizations and recapitalisations.

(b) As additional consideration for the transfer of Company Shares to PubCo pursuant to this Section 2, as promptly as reasonably practicable (but in any event, within ten Business Days) after the satisfaction of an Earnout Condition, PubCo shall issue and allot or cause to be issued and allotted to each applicable Shareholder the applicable Earnout Shares.

(c) In the event that an Earnout Condition is not satisfied prior to the fifth anniversary of the Closing, the contingent right and entitlement of such Shareholders to the applicable Earnout Shares shall be forfeited and cease to exist.

(d) Any issuance of Earnout Shares shall be treated as an adjustment to the consideration paid at the Closing, except to the extent otherwise required by Law, and an amount equal to the aggregate par value of the Earnout Shares so issued will be credited to the capital account of PubCo.

(e) To the extent that, prior to the fifth anniversary of the Closing, there is a bona fide third party transaction that results in PubCo Shares being converted into the right to receive cash or other consideration having a per share value (as adjusted for share splits, share dividends, reorganizations and recapitalisations, and in the case of any non-cash consideration, as provided in the definitive transactions documents for such transaction, or if not so provided, determined by the board of directors of PubCo in good faith) (i) equal to or in excess of any Earnout Condition that has not yet been satisfied, then the applicable Earnout Shares shall be issued to the relevant Shareholders effective as of immediately prior to the consummation of such transaction, or otherwise treated as so issued in connection therewith, so as to ensure that the recipients of such Earnout Shares shall receive such Earnout Shares, and all proceeds thereof, in connection with such transaction, and (ii) less than any Earnout Condition that has not yet been satisfied, then the contingent right and entitlement of such Shareholders to the applicable Earnout Shares shall be forfeited and cease to exist.

(f) “Earnout Shares” means, as to a given Shareholder, the number of PubCo Shares set forth opposite such Shareholder’s name on Schedule 1 under the headings (i) “First Earnout”, with respect to the First Earnout Condition, (ii) “Second Earnout”, with respect to the Second Earnout Condition, and (iii) “Third Earnout”, with respect to the Third Earnout Condition, if any, in each case as equitably adjusted for share splits, share dividends, reorganizations and recapitalisations.

3. PRE-CLOSING MATTERS

Each Shareholder, severally and not jointly, hereby covenants and irrevocably undertakes to PubCo during the term of this Agreement as follows:

3.1 Subject Shares. As to a Shareholder, the term “Subject Shares” means its respective Company Shares, Company Warrants and any other equity securities of the Company or any successor thereto by whatever name called, now owned or subsequently acquired by such Shareholder from time to time, howsoever acquired, or as to which such Shareholder has any right or power to vote or direct, cause or control the voting.

3.2 Consent. Such Shareholder unconditionally and irrevocably agrees that, during the period from the date hereof through the date on which this Agreement terminates in accordance with Section 6.6 (the “Expiration Time”), at any duly called meeting of the shareholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of the Company requested by the Company’s board of directors or undertaken as contemplated by the Transactions, such Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares in favor of the Closing, the Company Exchange and the other Transactions, in each case as may be required to approve, implement and give effect to the Transactions at the Closing in accordance with the Merger Agreement.

3.3 Additional Purchases. Each Shareholder agrees that any Subject Shares that it purchases or otherwise hereinafter acquires or with respect to which it otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Subject Shares set forth on Schedule 1 attached hereto.

3.4 Waiver. Such Shareholder shall not apply to any Governmental Authority claiming that any Transaction is oppressive or unfairly discriminatory to or otherwise prejudicial to, or undertaken without due regard to the interests of, any Person, or commence, join in, facilitate, assist or encourage any claim or action challenging the validity of this Agreement or the Merger Agreement or alleging any breach of any Law or duty in connection with the Transactions. Such Shareholder hereby waives any and all pre-emption rights, rights of first refusal, tag along, drag along and other rights which may have been conferred on it under the Company’s organizational documents, Law or otherwise as may affect the Transactions (other than its rights pursuant to this Agreement).

3.5 Power of Attorney. Such Shareholder hereby irrevocably and unconditionally grants to, and appoints the Company and any individual designated in writing by the Company, and each of them individually, as such Shareholder’s lawful attorney and proxy (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote such Shareholder’s Subject Shares, grant a written consent or approval in respect of such Subject Shares, and agree or amend the form, terms and conditions of, certify and execute, deliver, take, perform, waive and terminate on each such Shareholder’s behalf and in the name of such Shareholder, all deeds, instruments, agreements, documents, steps or actions necessary or desirable for giving effect to Sections 2, 3 or 6 of this Agreement or the Transactions pursuant to the Merger Agreement. Such Shareholder acknowledges that the Merger Agreement is being made in reliance upon its grant of such irrevocable power of attorney, and that such irrevocable power of attorney is given in connection with the Merger Agreement to secure the performance by such Shareholder under this Agreement, and is coupled with a proprietary interest and may not be revoked under any circumstances. Such Shareholder hereby ratifies and confirms all that the attorney and proxy may lawfully do or cause to be done by virtue hereof. This power of attorney shall terminate immediately upon the earlier of (i) when the PubCo is entered in the register of members of the Company as the holder of the Subject Shares; or (ii) the Expiration Time.

3.6 No Pre-Closing Transfer. Other than pursuant to this Agreement or as expressly contemplated by the Merger Agreement, from the date hereof and until the Expiration Time, such Shareholder shall not, directly or indirectly:

(a) sell, transfer, tender, grant, lend, mortgage, pledge, charge, assign, sell options in respect of, or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge, swap, convert or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any Contract, option or other binding arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares (or any interest therein or in respect thereto) or any other securities exchangeable for or convertible into, or substantially similar to, Subject Shares to any person or enter into any transaction with the same economic effect as, or agree to do, any of the foregoing;

(b) grant or suffer to exist any proxies or enter or suffer to exist any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares) with respect to any Subject Shares, or enter into or suffer to exist any other Contract with respect to any Subject Shares that would prohibit or prevent the satisfaction of its obligations pursuant to this Agreement;

(c) take any action that would make any representation or warranty of such Shareholder herein untrue or incorrect, or have the effect of preventing or disabling such Shareholder from performing its obligations hereunder;

(d) commit, agree or publicly announce any intention to take any of the foregoing actions.

Any action attempted to be taken in violation of the preceding sentence shall be null and void.

4. POST-CLOSING LOCK-UP

4.1 Definitions. As used in this Section 4:

(a) “affiliate” has the meaning set forth in Rule 405 under the Securities Act.

(b) “Applicable Period” means the period commencing on the Closing Date and ending:

(i) with respect to the Lock-Up Securities listed on Schedule 1 under the heading “First Release”, upon PubCo issuing its first quarterly earnings release that occurs at least 60 days after the Closing;

(ii) with respect to the Lock-Up Securities listed on Schedule 1 under the heading “Second Release”, upon PubCo issuing its second quarterly earnings release after the Closing; and

(iii) with respect to the Lock-Up Securities listed on Schedule 1 under the heading “Third Release”, upon PubCo issuing its third quarterly earnings release after the Closing;

(in each case as equitably adjusted for share splits, share dividends, reorganizations and recapitalisations) or, if earlier, the date on which PubCo completes any amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Shares for cash, securities or other property following the Closing.

(c) “Immediate Family” means, as to a natural person, such individual’s spouse, former spouse, domestic partner, child (including by adoption), father, mother, brother or sister, and lineal descendant (including by adoption) of any of the foregoing persons.

(d) “Lock-Up Securities” means, as to a Shareholder during the Applicable Period, 80% of the PubCo Shares or other Equity Securities of PubCo held by a Shareholder (or which a Shareholder is entitled to receive by virtue of the Transactions) immediately after the Closing and shall include any other Equity Security of PubCo issued or issuable to a Shareholder with respect to any securities referenced above by way of a share dividend or share split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction. Each Shareholder’s anticipated total number of Lock-Up Securities is listed opposite such Shareholder’s name on Schedule 1 under the heading “Lock-Up Securities”.

(e) “Lock-Up Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, with respect to, any Lock-Up Security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Security, whether or not any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

4.2 Post-Closing Lock-Up. Subject to the consummation of the Closing, each Shareholder covenants and agrees that it shall not, during the Applicable Period, without the prior written consent of the board of directors of PubCo, effect, undertake, enter into or publicly announce any Lock-Up Transfer of any applicable Lock-Up Security. For avoidance of doubt, each Shareholder shall retain all of its rights as a shareholder of PubCo with respect to all Lock-Up Securities during the Applicable Period, including the right to vote any Lock-Up Securities that are entitled to vote and the right to receive any dividends or distributions in respect of such Lock-Up Securities.

4.3 Authorization. Each Shareholder hereby: (a) authorizes PubCo to cause its transfer agent to decline to transfer, and to note stop transfer restrictions on the share register and other records relating to, applicable Lock-Up Securities for which such Shareholder is the record holder; and (b) in the case of Lock-Up Securities for which such Shareholder is the beneficial but not the record holder, agrees to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the share register and other records relating to, such Lock-Up Securities; in each case, if and to the extent such transfer would constitute a Lock-Up Transfer in breach of this Agreement. PubCo agrees to instruct its transfer agent to remove any stop transfer restrictions on the share register and other records related to applicable Lock-Up Securities within three Business Days of a request by a Shareholder after expiration of the Applicable Period.

4.4 Legend. During the Applicable Period, each certificate, if any, evidencing applicable Lock-Up Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN AN INVESTOR EXCHANGE AND SUPPORT AGREEMENT, DATED AS OF [ ], 2022, BY AND AMONG ZAPP ELECTRIC VEHICLES GROUP LIMITED (“ISSUER”), THE HOLDER NAMED THEREIN AND THE OTHER PARTIES THERETO. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

4.5 Lock-Up Exceptions. The provisions of Section 4.2 shall not apply to:

(a) Lock-Up Transfers to a partnership, limited liability company or other entity of which such Shareholder is the legal and beneficial owner of all of the outstanding Equity Securities;

(b) if such Shareholder is a natural person, Lock-Up Transfers (i) by bona fide gift to any member of such Shareholder’s Immediate Family, (ii) to a family trust, established for the exclusive benefit of such Shareholder or any of their Immediate Family for estate planning purposes, (iii) by virtue of laws of descent and distribution upon death of such Shareholder or (iv) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union;

(c) Lock-Up Transfers of PubCo Shares acquired in open market transactions after the Closing;

(d) the exercise of share options or warrants to purchase PubCo Shares and any related transfer of PubCo Shares to PubCo in connection therewith (i) deemed to occur upon the “cashless” or “net” exercise of any such options or warrants or (ii) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, it being understood that all PubCo Shares received upon such exercise, settlement, vesting or transfer will remain subject to the restrictions of this Section 4 during the Applicable Period;

(e) the entry, at any time after the Closing, into any trading plan meeting the requirements of Rule 10b5-1(c) under the Exchange Act, provided that such plan does not provide for, or permit, the sale of PubCo Shares during the Applicable Period and no public announcement or filing is voluntarily made or required regarding such plan during the Applicable Period;

(f) Lock-Up Transfers in the event of completion of a bona fide amalgamation, merger, scheme of arrangement, business combination, consolidation, combination sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction which results in all of holders having the right to exchange their PubCo Shares for cash, securities or other property;

(g) in the case of an entity, a Lock-Up Transfer (i) to another entity that is an affiliate of such Shareholder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such Shareholder or affiliates of such Lock-Up Shareholder or who shares a common investment advisor with such Lock-Up Shareholder or (ii) as part of a distribution to members, partners or shareholders of such Lock-Up Shareholder; and

(h) in the case of an entity, Lock-Up Transfers by virtue of the Laws of the jurisdiction of the entity’s organization and the entity’s Organizational Documents upon dissolution of the entity;

provided, however, that in the case of clauses (a), (b) and (g), prior to such Lock-Up Transfer, these permitted transferees shall have entered into a written agreement, in substantially the same form of this Section 4, agreeing to be bound by these Lock-Up Transfer restrictions.

4.6 Effect of Section 4. If any Lock-Up Transfer is made or attempted contrary to the provisions of this Section 4, such purported Lock-Up Transfer shall be null and void ab initio.

5. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder, severally and not jointly, hereby represents and warrants to PubCo and the Company as of the date of this Agreement as follows:

5.1 Organization. If such Shareholder is not a natural person, such Shareholder has been duly incorporated and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, has the requisite corporate power and authority to conduct its business as it is now being conducted, and is in good standing (to the extent such concept is applicable in such Shareholder’s jurisdiction of organization), except where the failure to be so would not reasonably be expected to prevent or materially adversely affect the ability of such Shareholder to consummate the transactions contemplated by this Agreement.

5.2 Authorization.

(a) Such Shareholder has full legal capacity, right and authority to execute, deliver and perform its obligations under this Agreement. If such Shareholder is not a natural person, it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, and the same have been duly, fully and validly authorized and approved by such Shareholder in accordance with its respective organizational documents.

(b) This Agreement has been duly and validly executed and delivered by such Shareholder, and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject only to the Enforceability Exceptions.

5.3 No Conflict. None of the execution, delivery or performance of this Agreement by such Shareholder or the consummation of the Transactions does or shall violate or conflict with, require any consent, waiver, exemption or further approval under, or result in any breach, default, acceleration, termination, Lien or cancellation under, any organizational document, Law, Governmental Order or Contract binding upon such Shareholder.

5.4 Company Shares and Company Warrants. Such Shareholder is the sole legal and beneficial owner of the Company Shares and Company Warrants (as applicable) set forth opposite such Shareholder’s name on Schedule 1, and has the sole right to vote such Company Shares and Company Warrants (as applicable). Such Company Shares and Company Warrants are owned free and clear of all Liens, and such Shareholder does not own legally or beneficially any other Company Shares and Company Warrants.

5.5 Information; Merger Agreement. Such Shareholder is a sophisticated investor, has adequate information to make an informed decision regarding this Agreement and the Transactions and (independently and without reliance on any other Party or any representation and warranty not expressly set forth in a Transaction Agreement) made its own analysis and decision to enter into this Agreement. Such Shareholder received a copy of the substantially finalized Merger Agreement on     , 2022, is familiar with the provisions of the Merger Agreement, has consented to (and hereby consents to) the Company’s entry into the Merger Agreement, and understands and acknowledges that the Merger Agreement is being made in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

5.6 Restricted Securities. Such Shareholder understands that the PubCo Shares that it may receive in connection with the Transactions may be “restricted securities” under applicable U.S. federal and state securities laws and, if such Shareholder is an affiliate of PubCo, “control securities” as such term is used under Rule 144 promulgated under the Securities Act, and that, pursuant to these laws, such Shareholder must hold such PubCo Shares indefinitely unless (a) they are registered with the SEC and qualified by state authorities, or (b) an exemption from such registration and qualification requirements is available.

5.7 No Inconsistent Agreement. As of the date hereof, such Shareholder (a) has not entered into any voting agreement, voting trust or similar agreement (other than this Agreement) with respect to any of the Subject Shares indicated on Schedule 1 hereto, (b) has not granted a proxy, consent or power of attorney with respect to any such Subject Shares, and (c) has not taken any action that would reasonably be expected to constitute a breach hereof, make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing or disabling it from performing any of its obligations under this Agreement.

5.8 Accredited Investor; Sophisticated Investor. Such Shareholder is: (i) an “accredited investor” as such term is defined in Regulation D under the Securities Act; and/or (ii) not a “U.S. Person” as defined in Rule 902 of Regulation S of the Securities Act. Such Shareholder is a sophisticated investor, able to fend for itself in the transactions contemplated by this Agreement, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by the Merger Agreement. Such Shareholder has a substantive preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables such Shareholder to be aware of the character, business acumen and financial circumstances of such persons.

5.9 Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of such Shareholder, threatened against such Shareholder, before any Governmental Authority that would prevent, impair or delay such Shareholder from performing their obligations hereunder.

6. OTHER AGREEMENTS

6.1 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Share or Earnout Share shall be issued by virtue of this Agreement. Each Person who would otherwise be entitled to a fraction of a PubCo Share or Earnout Share (after aggregating all fractional PubCo Shares or Earnout Shares, as applicable, that would otherwise be received by such Person) shall instead have the number of PubCo Shares or Earnout Shares, respectively, issued to such Person rounded down in the aggregate to the nearest whole PubCo Share or Earnout Share, respectively.

6.2	Disclosure.

(a) Each Shareholder shall be bound by and comply with Section 9.06 (Confidentiality; Publicity) of the Merger Agreement (including any relevant defined terms used in such provisions) as if such Shareholder was an original signatory to the Merger Agreement with respect to such provisions.

(b) Each Shareholder hereby authorizes PubCo and the Company to publish and disclose in any announcement or disclosure required by the SEC or pursuant to any applicable Law such Shareholder’s identity and ownership of Subject Shares and Lock-Up Securities, the nature of such Shareholder’s obligations under this Agreement and (if deemed appropriate by PubCo and the Company) a copy of this Agreement. Each Shareholder shall promptly provide any information reasonably requested by PubCo, the Company and SPAC for any regulatory application or filing made or approval sought in connection with the Transactions.

6.3 Resale F-1 Shelf Registration. Each Shareholder acknowledges that PubCo intends to use its reasonable efforts to file within 45 calendar days following the Closing, and use reasonable efforts to cause to be declared effective as soon as practicable thereafter, a registration statement on Form F-1 (the “F-1 Registration Statement”) registering the resale of such Shareholder’s PubCo Shares on a delayed or continuous basis, provided, however, that PubCo’s obligations to include such shares in the F-1 Registration Statement are contingent upon each Shareholder furnishing in writing to PubCo such information regarding such Shareholder, the PubCo Shares beneficially owned by such Shareholder and the intended method of disposition of the PubCo Shares as shall be reasonably requested by PubCo to effect the registration of the PubCo Shares, and such Shareholder shall execute such documents in connection with such registration as PubCo may reasonably request in writing that are customary of a selling shareholder in similar situations, including providing that PubCo shall be entitled to postpone and suspend the effectiveness or use of the registration statement as permitted hereunder.

6.4 UK Employee Taxation. The following provisions shall apply to any Shareholder that is a UK tax resident individual or who is subject to UK income tax on all or a proportion of their employment income and who is, was or will be an employee or director of PubCo, the Company or any of their subsidiaries (a “UK Shareholder”):

(a) Each UK Shareholder shall and PubCo shall (or shall procure that the Company or its subsidiary, as applicable) enter into an election pursuant ITEPA in the form prescribed by HMRC in relation to any PubCo Shares subscribed for or acquired by that Shareholder. Such election shall be made no later than 14 days after the subscription or acquisition of such Shareholder’s PubCo Shares or such shorter or longer period as may be required by law or as HMRC may direct.

(b) Each UK Shareholder shall provide to the PubCo such information as it (or its subsidiaries) shall require for the purpose of fulfilling its obligations as a responsible person within the meaning of Section 421L of ITEPA.

(c) In the event that PubCo, the Company or any of their subsidiaries or affiliates is obliged to account to any tax authority in respect of income tax and/or employee national insurance contributions (or any equivalent or replacement tax, charge or levy in any jurisdiction) and/or related interest, penalties, fines, costs and expenses (together “employee related tax liability”) as a result of or in respect of:

(i) the subscription for or acquisition of a UK Shareholder’s PubCo Shares;

(ii) the entering into of the election referred to in Section 6.4(a);

(iii) the transfer of PubCo Shares by a UK Shareholder; or

(iv) any action, event or thing done following the subscription or acquisition of UK Shareholder’s PubCo Shares which gives rise to an employee related tax liability,

then (except to the extent that such employee related tax liability may not lawfully be demanded) the UK Shareholder concerned shall be liable on demand by PubCo or the Company, without right of reimbursement, to make payment to PubCo (or any subsidiary as PubCo directs) of such amount as on an after tax basis will meet the employee related tax liability concerned and PubCo shall have a lien, as security for any such amount payable, over the shares concerned and over any proceeds of sale or other disposal thereof and (without limitation to the foregoing) each UK Shareholder hereby irrevocably agrees that PubCo, the Company or any relevant subsidiary may recover the employee related tax liability via deductions from salary or any bonuses or other amounts otherwise payable to the UK Shareholder for any relevant period.

6.5 UK Stamp Duty. Any UK stamp duty or stamp duty reserve tax arising in respect of the transactions contemplated by this Agreement shall be payable by PubCo and PubCo shall be responsible for completing and submitting any relevant returns and other filings relating to UK stamp duty or stamp duty reserve tax to HMRC within the applicable time limits prescribed by law.

6.6 General Waiver and Release. Each Shareholder does hereby, on behalf of itself and its Affiliates, successors and assigns and any other Person or entity claiming by, through or under any of the foregoing (collectively, the “Releasing Parties”), effective as of, and contingent upon, the Closing, unconditionally and irrevocably release, waive and forever discharge the Company, PubCo, SPAC, each of their predecessors and successors and each of their respective past, present and future directors, officers, employees, agents, assigns, stockholders, partners, Subsidiaries and Affiliates (collectively, the “Company Parties”) from any and all claims, demands, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from such Releasing Party’s actual or purported ownership of Company Shares or Company Warrants or the Transactions including arising from such Shareholder’s status on or prior to the Closing of the Transactions as a stockholder, equity interest holder, investor, lender, debtor, representative or Affiliate of the Company, including, without limitation, in connection with the adoption by the board of directors of the Company and the shareholders thereof of the Merger Agreement (the “Released Claims”), provided in no event shall the Released Claims be deemed to include a release or discharge of (a) any of such Releasing Party’s rights expressly set forth in this Agreement, the Merger Agreement or the exhibits thereto, or the Transaction Agreements, (b) any rights to indemnification, exculpation, reimbursement, contribution, payment or advancement of expenses, or hold harmless and liability exculpation covenants, agreements and obligations of the Company or any of its Subsidiaries that such Shareholder may have as a director, officer or employee of the Company or any of its Subsidiaries, or any of their respective successors under or pursuant to (i) any contract of insurance covering directors and officers of the Company or its Subsidiaries prior to the Closing, or in the case of such Affiliate’s capacity as a director or officer of the Company or its Subsidiaries prior to the Closing, under the indemnification provisions of the Company (or any such Subsidiary’s) certificate of incorporation or bylaws, (ii) under applicable Law or (iii) as otherwise set forth in the Merger Agreement, or (c) any rights to receive unpaid compensation or benefits as an employee of any Company Party. Each Shareholder represents and warrants that (x) there are no liens, or claims of lien, or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein, (y) such Shareholder has not transferred or otherwise alienated any such claims or causes of action, and (z) such Shareholder is fully authorized and entitled to give the releases specified herein.

6.7 Effectiveness; Termination. This Agreement shall have effect from the date first written above and shall terminate upon the earliest of (i) the Closing (provided, however, that upon such termination, each of Sections 3.4, 3.5 and 4 shall survive in accordance with its terms, and this Section 6 shall survive indefinitely) and (ii) the termination of the Merger Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination.

6.8 Further Assurances. Each Shareholder shall, from time to time, (a) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as PubCo or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Merger Agreement and the other Transaction Agreements and (b) refrain from exercising any right under the Company’s organizational documents or Law which would materially impede, disrupt, prevent or otherwise adversely affect the consummation of any Transaction.

6.9 Adjustment of Schedule 1. If any Shareholder has reason to believe that its record or beneficial ownership of Subject Shares differs from the number of Company Shares and Company Warrants set forth on Schedule 1, such Shareholder shall promptly notify PubCo and the Company, and Schedule 1 shall be updated to reflect the same. Each Party acknowledges and agrees that, at any time prior to the Closing, the Company may equitably adjust the figures in Schedule 1 either upward or downward to correct any manifest error or account for certain issuances and conversions of Company equity securities in accordance with the Merger Agreement; provided that the Company provides notice of such adjustments and a copy of the adjusted schedule to each affected Shareholder in advance of the Closing. For the avoidance of doubt, no such adjustment pursuant to this Section 6.9 shall increase the Closing Transaction Consideration, as adjusted in accordance with the terms thereof.

6.10 Shareholder Parties. Each Shareholder signs this Agreement solely in such Shareholder’s capacity as a shareholder of the Company, and not in any other capacity. No Shareholder shall be liable or responsible for any breach, default, or violation of any representation, warranty, covenant or agreement hereunder by any other Shareholder that is also a Party and each Shareholder shall solely be required to perform its obligations hereunder in its individual capacity. Holders of Company Shares may join this Agreement as Shareholders by delivery of a counterpart signature page hereto to both PubCo and the Company, upon which joinder (a) Schedule 1 shall be updated accordingly and (b) such holder of Company Shares shall thereafter be bound by all obligations of a Shareholder hereunder.

6.11 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered to PubCo or the Company in accordance with Section 12.02 of the Merger Agreement and to each Shareholder at its address set forth on its respective signature page to this Agreement (or at such other address for a party as shall be specified by like notice).

6.12 Miscellaneous. The provisions of Section 9.07 and Article XII of the Merger Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first indicated above.

SHAREHOLDER:	Address for Notices:
(if an entity)

Entity Name:

By:
Name:
Title:

SHAREHOLDER:	Address for Notices:
(if an individual)

Name:

[Signature Page to Investor Exchange and Support Agreement]

ZAPP ELECTRIC VEHICLES GROUP LIMITED	Address for Notices:

By:
Name:
Title:

[Signature Page to Investor Exchange and Support Agreement]

ZAPP ELECTRIC VEHICLES LIMITED	Address for Notices:

By:
Name:
Title:

[Signature Page to Investor Exchange and Support Agreement]

SCHEDULE 1

INVESTOR SHAREHOLDERS AND SECURITIES

(see attached)

Schedule 1 to Investor Exchange and Support Agreement

EXHIBIT A

FORM OF STF

(see attached)

Exhibit A to Investor Exchange and Support Agreement